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                                                                    EXHIBIT 10.2

                                                                  EXECUTION COPY



                            ASSET PURCHASE AGREEMENT



                                  by and among



                              SATELLINK PAGING LLC


                                  "PURCHASER"



                                      AND



                           SANER COMMUNICATIONS, INC.


                                    "SELLER"


                                      AND


                                MICHAEL J. SANER


                                 "SHAREHOLDER"



                        EFFECTIVE AS OF FEBRUARY 1, 1997
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                                TABLE OF CONTENTS

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ARTICLE 1      PURCHASE AND SALE OF ASSETS......................................      1

        1.1     Purchase and Sale of Acquired Assets............................      1
        1.2     Excluded Assets of Seller.......................................      3
        1.3     Non-Compete.....................................................      4
        1.4     Sub-Lease.......................................................      4
        1.5     Letter Agreement................................................      4

ARTICLE 2      ASSUMPTION OF LIABILITIES........................................      4

        2.1     Assumption of Liabilities of Seller.............................      4
        2.2     Excluded Liabilities of Seller..................................      4

ARTICLE 3      CALCULATION AND PAYMENT OF PURCHASE PRICE........................      4

        3.1     Purchase Price..................................................      4
        3.2     Payment of Purchase Price.......................................      5
        3.3     Transfer Expenses...............................................      5
        3.4     Allocation of Purchase Price....................................      5

ARTICLE 4      PROCEDURE FOR CLOSINGS...........................................      5

        4.1     Time and Place of Closing.......................................      5
        4.2     Condition to Closing............................................      6
        4.3     Transactions at the Closing.....................................      6
        4.5     Certain Consents................................................      8
        4.6     Further Assurances..............................................      9

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER.........      9

        5.1     Organization and Qualification..................................      9
        5.2     Authority.......................................................      9
        5.3     Financial Statements............................................     10
        5.4     Inventories.....................................................     11
        5.5     Accounts Receivable.............................................     11
        5.6     Personal Property...............................................     11
        5.7     Real Property...................................................     12
        5.8     Contracts.......................................................     12
        5.9     Intellectual Property...........................................     14

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
        5.10    Insurance.......................................................     15
        5.11    Environmental Matters...........................................     15
        5.12    Litigation......................................................     16
        5.13    Absence of Changes..............................................     16
        5.14    Brokers and Finders.............................................     18
        5.15    Labor Matters...................................................     18
        5.16    Governmental Approval and Consents..............................     19
        5.17    Taxes...........................................................     19
        5.18    Employee Benefit Plans..........................................     20
              Code    ..........................................................     21
              Employee Benefit Plan.............................................     21
              ERISA   ..........................................................     21
              ERISA Affiliate...................................................     21
              ERISA Plan........................................................     21
              Governmental Authority............................................     21
        5.19    Compliance with Laws............................................     21
        5.20    Governmental Approval and Consents..............................     22
        5.21    Adequacy of Acquired Assets.....................................     22
        5.22    Title to Assets.................................................     22
        5.23    Correctness of Representations..................................     22

ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF PURCHASER......................     22

        6.1     Organization and Qualification..................................     23
        6.2     Authority.......................................................     23
        6.3     Litigation......................................................     23
        6.4     Correctness of Representations..................................     23
        6.5     Brokers and Finders.............................................     23
        6.6     Governmental Approval and Consents..............................     24

ARTICLE 7      COVENANTS........................................................     24

        7.1     Mutual Covenants................................................     24
        7.2     Conditions Precedent............................................     24

ARTICLE 8      POST CLOSING MATTERS.............................................     24

        8.1     Employment of Employees.........................................     24
        8.2     Seller's Benefit Plans..........................................     24
        8.3     Maintenance of Books and Records................................     24
        8.4     Payments Received...............................................     25
        8.6     Covenant to Pay Debts...........................................     25

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ARTICLE 9      INDEMNIFICATION..................................................     26

        9.1     Definitions.....................................................     26
        9.2     Agreement of Indemnitors to Indemnify...........................     26
        9.3     Procedures for Indemnification..................................     27
        9.4     Third Party Claims..............................................     27
        9.5     Indemnification Exclusive Remedy................................     29
        9.6     Survival........................................................     29
        9.7     Time Limitations................................................     29
        9.8     Subrogation.....................................................     30
        9.9     Purchaser's Right of Set-Off....................................     30

ARTICLE 10     GENERAL PROVISIONS...............................................     30

        10.1    Fees and Expenses...............................................     30
        10.2    Notices.........................................................     30
        10.3    Assignment; Binding Effect......................................     32
        10.4    No Benefit to Others............................................     32
        10.5    Headings, Gender, Person and Affiliate..........................     32
        10.6    Counterparts....................................................     33
        10.7    Integration of Agreement........................................     33
        10.8    Time of Essence.................................................     33
        10.9    Governing Law...................................................     33
        10.10   Partial Invalidity..............................................     33
        10.11   Investigation...................................................     33
        10.12   Public Announcements............................................     33
        10.13   Arbitration.....................................................     34

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                                TABLE OF EXHIBITS

Exhibit A      Form of Non-Compete Agreement
Exhibit B      Form of Sublease Agreement
Exhibit C      Form of Letter Agreement
Exhibit D      Form of Promissory Note
Exhibit E      Seller Opinion
Exhibit F      Purchaser Opinion

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                                    SCHEDULES
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        Schedule      1.2           Excluded Assets
        Schedule      3.1           Purchase Price Allocation
        Schedule      5.3           Financial Statements
        Schedule      5.6.1         Equipment
        Schedule      5.6.2         Furniture and Fixtures
        Schedule      5.6.3         Leases for Furniture, Fixtures and Equipment
        Schedule      5.7           Defects in Real Property
        Schedule      5.8.1         Contracts
        Schedule      5.8.2         List of Customers and Form of Customer Agreements
        Schedule      5.8.3         Commitment for Capital Expenditures
        Schedule      5.9           Intellectual Property
        Schedule      5.13          Material Adverse Change
        Schedule      5.16          Permits
        Schedule      5.17.1        Taxes and Assessments Contests
        Schedule      5.17.2        Federal and State Tax Disputes
        Schedule      5.18.1        Employee Benefit Plans
        Schedule      5.18.2        Employee Benefit Plans Compliance With Laws

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                        CROSS REFERENCES TO DEFINED TERMS

TERM                                         SECTION IN WHICH DEFINED

Accounts Receivable                                Section 1.1(j)
Acquired Asset(s)                                  Section 1.1
Acquisition Documents                              Section 5.2
Agreement                                          Preamble
Assumed Liabilities                                Section 2.1
Books and Records                                  Section 1.1(f)
Business                                           Preamble
CERCLA                                             Section 5.11(c)
Closing                                            Section 4.1
Closing Date                                       Section 4.1
Code                                               Section 5.18(g)
Contract(s)                                        Section 1.1(c)
Deferred Payment                                   Section 3.2(b)
defined benefit plan                               Section 5.18(e)
Effective Time                                     Section 4.1
Employee Benefit Plan                              Section 5.18(g)
Equipment                                          Section 1.1(a)
ERISA                                              Section 5.18(g)
ERISA Affiliate                                    Section 5.18(g)
ERISA Plan                                         Section 5.18(g)
Excess Amount                                      Section 3.3
Excluded Assets                                    Section 1.2
Excluded Liabilities                               Section 2.2
Financial Statements                               Section 5.3
Furniture and Fixtures                             Section 1.1(h)
GAAP                                               Section 5.3
Goods Contracts                                    Section 5.8(a)(iii)
Governmental Authority                             Section 5.18(g)
hazardous                                          Section 5.11(d)
Hazardous Materials                                Section 5.11(d)
Indemnification Claim                              Section 9.1(a)
Indemnitees                                        Section 9.1(b)
Indemnitors                                        Section 9.1(c)
Intellectual Property                              Section 1.1(e)
Inventory                                          Section 1.1(d)
Labor Claims                                       Section 5.15
Letter Agreement                                   Section 1.5
Losses                                             Section 9.1(d)
multiemployer plan                                 Section 5.18(e)
Non-Compete                                        Section 1.3

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obligation to contribute                           Section 5.18(e)
Office Lease                                       Section 1.2(a)
Permits                                            Section 1.1(g)
Purchaser                                          Preamble
Purchase Price                                     Section 3.1
Purchaser Opinion                                  Section 4.3(b)(v)
RCRA                                               Section 5.11(c)
Real Property Leases                               Section 5.7(b)
Seller                                             Preamble
Seller Opinion                                     Section 4.3(a) (vii)
Services Contracts                                 Section 5.8(a) (iii)
Shareholder                                        Preamble
Shortfall                                          Section 3.3
Statement                                          Section 3.3
Sublease Agreement                                 Section 1.4
Third Party Claim                                  Section 9.1(e)
toxic                                              Section 5.11(d)
Transfer Expenses                                  Section 3.4

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                            ASSET PURCHASE AGREEMENT


          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is effective as of the 1st day of February, 1997, by and among SATELLINK PAGING LLC, a Georgia limited liability company ("Purchaser") and SANER COMMUNICATIONS, INC., a Georgia corporation ("Seller") and MICHAEL J. SANER ("Shareholder").

          A. Seller is engaged in the business of selling or licensing paging devices, providing one way paging, ,as a reseller of certain carriers providing airtime for paging transmissions pursuant to licenses issued by the Federal Communications Commission, and providing voice mail services to the general public within certain areas in the state of Georgia under the "Message World" name (the "Business").

          B. Shareholder owns all of the issued and outstanding capital stock of Seller.

          C. Purchaser desires to purchase from Seller all of Seller's operating assets related to the Business on and subject to the terms and conditions contained in this Agreement.

          D. Seller desires to sell to Purchaser all of Seller's operating assets related to the Business on and subject to the terms and conditions contained in this Agreement.

          E. Shareholder will directly benefit from Purchaser's purchase of such assets.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS

          1.1  Purchase and Sale of Acquired Assets.    At the Closing (as
               -------------------------------------
hereinafter defined), on and subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller, all of the right, title, and interest of Seller in and to (i) the Business, (ii) except as set forth in Section 1.2(f) hereto the name "Message World" and any other name or names under which Seller has conducted the Business and all goodwill associated therewith, and (iii) the following assets, properties, and rights of Seller, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind or nature, as the same shall exist at the Closing Date (as hereinafter defined):
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          (a) All equipment and computer software utilized in billing the customers and the like, wherever located, reflected on the books and records of Seller (even if carried at no value) and related to the Business, and any and all assignable warranties of third parties with respect thereto (the "Equipment");

          (b) All of Seller's right, title and interest in that certain Lease dated November 10, 1994, between Seller and Norwest Equipment Finance related to the MVP Voice Messaging System (the "MVP Lease"), together with all of Seller's right, title and interest in the MVP Voice Messaging System and all related equipment described in the MVP Lease.

          (c) All of the contracts, airtime purchase agreements, leases, warranties, commitments, agreements, arrangements and purchase and sales orders, whether oral or written, pursuant to which Seller enjoys any right or benefit in connection with the Business, whether or not reflected upon the books and records of the Seller, together with the right of Seller to receive income in respect of such contracts, leases, warranties, commitments, agreements, arrangements, and purchase and sales orders on and after the Closing Date (individually, a "Contract" and collectively, the "Contracts");

          (d) All stock of pagers and spare or replacement parts therefore, wherever located, reflected on the books and records of Seller (the "Inventory"), together with all rights of Seller against suppliers of the Inventory including, without limitation, Seller's rights under express or implied warranties with respect to such Inventory and Inventory previously sold by Seller and Seller's rights to receive refunds or rebates in connection with its purchase of Inventory;

          (e) All trademarks and service marks owned or held by Seller and related to the Business; all registrations thereof and applications therefor, both registered and unregistered, foreign and domestic; all computer software utilized for customer billing (including documentation and related object and, if applicable, source codes) owned by or belonging to Seller and related to the Business; and all confidential or proprietary information that are either (i) owned by Seller and related to the Business, whether or not reflected on the books and records of Seller, or (ii) as to which Seller has rights as licensee, constituting all of the intellectual property of Seller used exclusively in the Business (the "Intellectual Property");

          (f) All existing data, data bases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, and papers in the possession of Seller and related to the Business; including without limitation, all manuals and printed instructions of Seller relating to the Acquired Assets (as hereinafter defined) and to the operation of the Business (the "Books and Records");

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          (g) All licenses, permits, certificates, and governmental
authorizations of Seller and related to the Business, including pending applications therefor (the "Permits"); and

          (h) All accounts, notes and other receivables of Seller reflected on the books and records of Seller and related to or arising from the Business (the "Accounts Receivable").

          All of the items described in this SECTION 1.1 to be purchased by Purchaser and which are not Excluded Assets as defined in SECTION 1.2 are hereinafter collectively referred to as the "Acquired Assets."

          1.2  Excluded Assets of Seller.    Seller shall not sell and Purchaser
               --------------------------
shall not purchase or acquire and the Acquired Assets shall not include:

          (a) Except as set forth in SECTION 1.4, all of Seller's rights in, to, and under Seller's office lease, together with all of Seller's right, title, and interest in the buildings, fixtures and improvements, including construction-in-progress, and appurtenances thereto, located on the real property subject to such lease, and any and all assignable warranties of third parties with respect thereto (the "Office Lease");

          (b) All cash and cash equivalents of Seller on hand or on deposit as of the close of business on the Closing Date.

          (c) The assets of any employee benefit plan maintained by or covering any employees of Seller or to which Seller has made any contribution;

          (d) Seller's corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders, tax returns and records, books of account and ledgers, and such other records having to do with Seller's organization or stock capitalization;

          (e) Any rights which accrue or will accrue to Seller under this Agreement;

          (f) Any rights to any of Seller's claims for any federal, state, local, or foreign tax refund relating to any period ending prior to the Closing Date;

          (g) Any right or claim of Seller to the use of the "Message World" name in Charlotte, North Carolina; and

          (h) Except as set forth on SCHEDULE 1.2, the assets, properties, and rights not related to the Business, including but not limited to the $.0001 par value common stock of Preferred Networks, Inc. held in the name of "Saner Communications,

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Inc.," accounts receivable from employees,  deposits and all furniture, fixtures and equipment.

          All of the assets described in this SECTION 1.2 are hereinafter collectively referred to as the "Excluded Assets."

          1.3  Non-Compete.    At the Closing Seller and Shareholder shall enter
               ------------
into, execute and deliver the Non-Compete Agreement attached as EXHIBIT A hereto (the "Non-Compete").

          1.4  Sublease.    At the Closing, Purchaser, Seller and Lessor shall
               ---------
enter into, execute and deliver the Sublease Agreement attached as EXHIBIT B hereto (the "Sublease").

          1.5  Letter Agreement.    At the Closing, Purchaser, Seller and
               -----------------
Preferred Technical Services, Inc. shall enter into, execute and deliver the Letter Agreement attached as EXHIBIT C hereto (the "Letter Agreement").

                                   ARTICLE 2
                           ASSUMPTION OF LIABILITIES

          2.1  Assumption of Liabilities of Seller.    Subject to SECTION 2.2
               ------------------------------------
hereof, as of the Closing Date, Purchaser shall assume responsibility for the performance and satisfaction of the executory obligations and liabilities of Seller arising from and after the Effective Time pursuant to the Contracts assigned pursuant to SECTION 1.1(C), but excluding any obligations or liabilities arising from or relating to any breach or violation of such Contracts by Seller or default under such Contracts by Seller. The executory obligations and liabilities of Seller specifically assume pursuant to this
SECTION 2.1 are hereinafter referred to as the "Assumed Liabilities."

          2.2  Excluded Liabilities of Seller.    Purchaser shall not assume or
               -------------------------------
become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Acquired Assets except for the liabilities specifically described in SECTION 2.1 above (the obligations and liabilities of Seller not assumed by Purchaser are hereinafter referred to as the "Excluded Liabilities"). Without limiting the generality of the foregoing, Excluded Liabilities shall include any liabilities related to or arising out of the Excluded Assets.


                                   ARTICLE 3
                   CALCULATION AND PAYMENT OF PURCHASE PRICE

          3.1  Purchase Price.    The aggregate consideration to be paid to
               ---------------
Seller for the sale, transfer, and conveyance of the Acquired Assets and the Non-Compete Agreement

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(the "Purchase Price") shall be ONE MILLION FOUR HUNDRED THOUSAND DOLLARS
($1,400,000).

          3.2  Payment of Purchase Price.
               --------------------------

          (a) Subject to the fulfillment of the conditions set forth herein, on the Closing Date Purchaser shall pay to Seller ONE MILLION EIGHTY THOUSAND DOLLARS ($1,080,000) by check or by wire transfer in immediately available funds to an account designated in writing by Seller; and

          (b) Subject to the fulfillment of the conditions set forth herein on or before the six month anniversary of the Closing Date, on the six month anniversary of the Closing Date, Purchaser shall pay to Seller THREE HUNDRED TWENTY THOUSAND DOLLARS ($320,000), plus accrued interest at eight percent (8%) per annum (the "Deferred Payment"), as evidenced by a promissory note substantially in the form of EXHIBIT D (the "Promissory Note").

          3.3  Transfer Expenses.    Seller shall pay any sales and use,
               ------------------
transfer or recording, documentary, or other taxes or charges levied on the transfer of the Acquired Assets (the "Transfer Expenses"). All Inventory shall be claimed as exempt from sales or use tax by Purchaser and Purchaser shall furnish Seller at the Closing with sales tax exemption certificates.

          3.4  Allocation of Purchase Price.    The parties hereto agree that
               -----------------------------
the Purchase Price will be allocated among the Acquired Assets as set forth on
SCHEDULE 3.4.__The consideration paid for the Non-Compete Agreement and the Acquired Assets (which shall equal the Purchase Price) shall be allocated among the Non-Compete and the Acquired Assets in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d). The parties agree to be bound by such allocation and to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation. In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.


                                   ARTICLE 4
                             PROCEDURE FOR CLOSINGS

          4.1  Time and Place of Closing.    The closing for the purchase and
               --------------------------
sale contemplated by this Agreement (the "Closing") shall be held at the offices of Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, on February 3, 1997, commencing at 1:00 p.m., Atlanta time, or at such other time and place as the parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the "Closing Date"). Subject to the consummation of the Closing on the Closing Date, the sale, assignment, transfer, and conveyance to Purchaser

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of the Acquired Assets will be effective as of 12:01 a.m. Eastern Daylight Time on February 1, 1997 (the "Effective Time").

          4.2  Condition to Closing.   The parties' obligations hereunder shall
               --------------------
be conditioned on:

          (a) Purchaser's receipt prior to the Closing of Uniform Commercial Code searches of filings made pursuant to Article 9 thereof in all jurisdictions where any of the Acquired Assets are located, in form, scope, and substance reasonably satisfactory to Purchaser and its counsel, which searches shall reflect the release or termination of liens, claims, security interests, or encumbrances against any of the Acquired Assets disclosed thereby, and to the extent any such release or termination is not reflected of record, Purchaser shall have received evidence satisfactory to it, that all such liens and encumbrances against the Acquired Assets have been released or terminated prior to or at the Closing or that the underlying obligations have been paid in full pursuant to SECTION 8.5.



          (b) The approval of the Manager of Purchaser of the transactions contemplated by this Agreement .

          (c) The approval of the Board of Directors and Shareholders of Seller of the transactions contemplated by this Agreement.

          4.3  Transactions at the Closing.    At the Closing, each of the
               ----------------------------
following items shall be delivered:

        (a) Seller shall deliver to Purchaser the following:

          (i) such bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to, vest in, and purchase all of Seller's right, title, and interests in and to the Acquired Assets;

          (ii)  the Non-Compete Agreement;

          (iii) the Sublease Agreement;

          (iv)  the Letter Agreement;

          (v) a certificate of incumbency of the Seller executed by a Secretary or Assistant Secretary thereof listing the officers authorized to execute this

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Agreement and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Seller in connection with the consummation of the transactions contemplated herein;

          (vi) a certificate of the Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the board of directors and shareholders of Seller approving and authorizing each Acquisition Document (as hereinafter defined) and the transactions contemplated hereby and thereby certifying that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect;

          (vii) the opinion of counsel to Seller in substantially the form of EXHIBIT E hereto (the "Seller Opinion");

          (viii) a true and correct copy of each consent and waiver that is required for the assignment of the Contracts, Permits, Intellectual Property, the MVP Lease and other agreements and assets or otherwise required for the execution, delivery, and performance of this Agreement by Seller, along with a certificate dated as of the Closing Date, executed by an authorized officer of Seller to the foregoing effect;

          (ix) certificates of existence or certificates of good standing of Seller, as of a date within ten (10) days prior to the Closing Date, from the State of Georgia; and

          (x) such other certificates, instruments or evidence of the performance by Seller of all covenants and the satisfaction by Seller of all conditions required by this Agreement to be performed or satisfied by Seller at or prior to the Closing Date as Purchaser or its counsel may reasonably require.

          The documents and certificates to be delivered hereunder by or on behalf of Seller on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

          (b) Subject to the receipt and sufficiency of the items set forth in
SECTION 4.2(A) above, Purchaser shall deliver to or for the account of Seller the following:

          (i) a check or wire transfer in the amount equal to a portion of the Purchase Price as set forth in SECTION 3.2(A) in immediately available funds to an account designated in writing by Seller;

          (ii) an instrument or instruments of assumption of the Assumed Liabilities, duly executed by Purchaser, and reasonably satisfactory in form and substance to Seller and its counsel;

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          (iii)  a certificate executed by the Manager of Purchaser containing a true and correct copy of resolutions duly adopted by the Manager of Purchaser approving and authorizing this Agreement and each of the other Acquisition Documents (as hereinafter defined) to which Purchaser is a party and each of the transactions contemplated hereby and thereby certifying that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect;

          (iv) a certificate of incumbency of the Manager of Purchaser executed by the President and attested by the Secretary or Assistant Secretary of the Manager of Purchaser listing the officers of the Manager authorized to execute this Agreement and the other Acquisition Documents to which Purchaser is a party and the instruments of assumption on behalf of Purchaser and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Purchaser in connection with the consummation of the transactions contemplated herein;

          (v) the opinion of counsel to Purchaser in substantially the form of EXHIBIT F hereto (the "Purchaser Opinion");

          (vi) certificates of existence or certificates of good standing of Purchaser, as of a date within ten (10) days prior to the Closing Date, from the State of Georgia; and

          (vii)  the Non-Compete Agreement;

          (viii)  the Sublease Agreement;

          (ix)  the Letter Agreement;

          (x)  the Promissory Note; and

          (xi) such other certificates, instruments or evidence of the performance by Purchaser of all covenants and satisfaction by Purchaser of all of the conditions required by this Agreement to be performed or satisfied by Purchaser at or before the Closing Date, as Seller or its counsel may reasonably require.

          The documents and certificates to be delivered to Seller hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to Seller and its counsel.

          4.5  Certain Consents.    To the extent that the rights of Seller
               ----------------
under any agreement, Contract, commitment, lease, Permit, Real Property Lease (as hereinafter defined), or other Acquired Asset to be assigned to Purchaser by Seller hereunder may not be assigned without the consent of another person which has not been obtained prior

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                                                                  EXECUTION COPY

to the Closing Date, and which is materially important to the ownership, use or disposition by Purchaser of an Acquired Asset, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the specific Acquired Asset and at Seller's expense, shall act after the Closing as Purchaser's agent in order to obtain for Purchaser the benefits thereunder, and Seller shall cooperate, to the maximum extent permitted by law and the specific Acquired Assets, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including any sublease, subcontract or similar arrangement.

          4.6  Further Assurances.    Seller and Shareholder from time to time
               -------------------
after the Closing Date, at Purchaser's request, shall execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Acquired Assets or to better enable Purchaser to complete, perform, or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND SHAREHOLDER

          Seller and Shareholder, jointly and severally, represent and warrant to Purchaser that:

          5.1  Organization and Qualification.    Seller is a corporation duly
               -------------------------------
organized, validly existing, and in good standing under the laws of the State of Georgia.

          5.2  Authority.    Seller and Shareholder have full power and
               ----------
authority to enter into this Agreement and the agreements contemplated hereby, or respectively executed by it in connection herewith (collectively, this Agreement and such other agreements shall be referred to hereinafter as the "Acquisition Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of each of the Acquisition Documents to which it is a party has been duly and validly authorized and approved by all necessary action on the part of Seller. Each of the Acquisition Documents to which Seller and Shareholder is a party is the legal, valid, and binding obligation of Seller and Shareholder, enforceable against Seller and Shareholder, in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, to the exercise of judicial discretion in accordance with general equitable principles, and to equitable defenses that may be applied to the remedy of specific performance. Neither the execution and delivery by Seller and Shareholder, respectively, of any of the Acquisition Documents to which it is a party nor the consummation by Seller or Shareholder of the transactions contemplated thereby will (i) violate the Articles of Incorporation or Bylaws of Seller and Shareholder, (ii) violate any provisions of law or any order of any court or any governmental entity to which Seller or Shareholder is subject, or by which the Acquired Assets, may be bound,
(iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, contract, warranty, agreement, arrangement, purchase or sale order or other instrument to which Seller is a party or by which it or any of the Acquired Assets may be bound, or (iv) result in the creation of any lien, charge, or encumbrance upon any of the Acquired Assets or increase or adversely affect the obligations of Seller or Purchaser under any of the Assumed Liabilities.

          5.3  Financial Statements.    Attached as SCHEDULE 5.3 are true,
               ---------------------
correct, and complete copies of the unaudited balance sheet and the related statements of income and cash flows for Seller as at and for the fiscal years ended December 31, 1993, 1994, 1995 and for the period ending October 30, 1996 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Seller, and present fairly in all material respects the financial position and results of operation of Seller on a combined basis as at and for the periods indicated. Seller has not received any advice or notification from its independent certified public accountants that Seller has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the books and records, any properties, assets, liabilities, revenues, or expenses. Except for any consulting fees, commissions, or other compensation recorded in the Financial Statements from Voice Information Systems, Inc., a Georgia corporation, Preferred Networks, Inc., a Delaware corporation, Paging Services, Inc., a Georgia corporation, IAX, Ltd., a Georgia corporation, and any and all proceeds from the sale of certain assets by Seller located in Laurel, Maryland, the Financial Statements do not contain any items of special or nonrecurring income, or other income not earned in the ordinary course of business, individually in excess of $1,000 and in the aggregate in excess of $10,000. The books, records, and accounts of Seller accurately and fairly reflect, in all material respects, the transactions and the assets and liabilities of Seller. Seller has not engaged in any transaction, maintained any bank account, or used any of the funds of Seller, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Seller.

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                                                                  EXECUTION COPY

          5.4  Inventories.    All Inventory reflected on the Financial
               ------------
Statements, or acquired since the date thereof: (a) was acquired and has been maintained in the ordinary course of the Business; (b) is of good and merchantable quality, consists substantially of a quality, quantity and condition usable, leasable or salable in the ordinary course of the Business;
(c) is valued at the lesser of cost or net realizable value; and (d) is not subject to any write-down or write-off. Seller is not under any liability or obligation with respect to the return of Inventory in the possession of wholesalers, retailers or other customers. None of the Inventory is held by Seller on consignment from others.

          5.5  Accounts Receivable.    All Accounts Receivable of Seller shown
               --------------------
on the Financial Statements represent, and the Accounts Receivable of Seller outstanding on the Closing Date will represent, sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents relating thereto. The Accounts Receivable outstanding on the Closing Date are subject to no defenses, counterclaims, or rights of setoff other than those arising in the ordinary course of business.

          5.6  Personal Property.
               -----------------

          (a) SCHEDULE 5.6.1 contains a true and correct list of all Equipment owned by Seller and included in the Acquired Assets, and SCHEDULE 5.6.2 contains a true and correct list of all Furniture and Fixtures and all other items of personal property (excluding items of Furniture and Fixtures and other personal property having a value of less than $1,000 individually, or $10,000 in the aggregate), which are owned by Seller and included in the Acquired Assets.

          (b) SCHEDULE 5.6.3 contains a list of all leases for Equipment, Furniture and Fixtures, or other items of personal property (except miscellaneous leases having an aggregate value, if capitalized, of less than $10,000) leased by Seller and included in the Acquired Assets. True and correct copies of each lease listed on SCHEDULE 5.6.3 and any amendments, extensions, and renewals thereof are attached thereto. Each of the leases described on
SCHEDULE 5.6.3 is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults. No rights of Seller under such leases have been assigned or otherwise transferred as security for any obligation of Seller. Except as described on SCHEDULE 5.6.3, all such leases are fully assignable without the consent of any third party.

          (c) All of the Equipment is in good operating condition and state of repair and, except as described on SCHEDULE 5.6.3, no repair or replacement of any thereof is contemplated or will, within the one (1) year period following the Closing Date, be required, other than routine maintenance and repairs consistent with past experience.

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                                                                  EXECUTION COPY

          5.7  Real Property.
               --------------

          (a) Seller does not own any real property.

          (b) A true and correct copy of the Office Lease and any amendments, extensions, and renewals thereof have been delivered to the Purchaser. The Office Lease is in full force and effect and there is no existing default or event of default, real or claimed, or event which with notice or lapse of time or both would constitute a default thereunder by Seller or any other party to such Office Leases. The Sublease Agreement shall not cause a breach, default, or event of default thereunder.

          (c) Seller has received no written notice from governmental authorities alleging that the improvements on any property that is subject to the Office Lease are in violation of any applicable use and occupancy laws, use restrictions, building ordinances, zoning ordinances and health and safety ordinances.

          (d) Seller has not received any written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any property that is subject to the Office Lease.

          (e) To the best of Seller and Shareholder's knowledge and belief, there is no unrecorded private restrictive covenant on all or any portion of the property that is subject to the Office Lease which prohibits the current use of the such property.

          (f) To the best of Seller and Shareholder's knowledge and belief, all Permits required for Seller's occupancy and operation of any property that is subject to the Office Lease have been obtained and are in full force and effect, and Seller has received no notices of violations in connection with such items.

          (g) Seller does not have in its possession any studies or reports which indicate any defects in the design or construction of any of the improvements on the property that is subject to the Office Lease and to Seller's knowledge, no such defects exist except as set forth on SCHEDULE 5.7.


          5.8  Contracts.
               ---------

          (a) SCHEDULE 5.8.1 contains a true and correct list of all Contracts other than Contracts with customers not otherwise listed on SCHEDULES 5.6.3,
5.7.1 AND 5.9, together with a true and correct copy (and, if oral, a description) of each such Contract that (i) has a duration of twelve (12) months or more, (ii) requires or could require any party thereto to pay $10,000 or more, or (iii) is between either Seller and any officer, stockholder, director, employee, or affiliate thereof or any other party hereto or any officer, stockholder, director, employee or affiliate of any such other party, and all modifications, amendments, renewals, or extensions thereof. SCHEDULE 5.8.2 contains a true and correct list of all customers who subscribe for paging services and/or voice mail services of Seller related to the Business as of the date hereof together with a true and correct copy of each form of agreement currently in effect with any such customer. Each of the Contracts listed or described in SCHEDULES 5.8.1 or 5.8.2 was entered into prior to the Closing Date in the ordinary course of business on terms substantially consistent with such Seller's practice prior thereto. Except as listed on SCHEDULES 5.6.3, 5.7.1, 5.8.1, 5.8.2 AND 5.9, Seller is not a party to any written or legally binding oral contract of the following type:

          (i) agreement, contract, or commitment with any present or former employee or consultant or for the employment of any person;

          (ii) agreement, contract, or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Business involving in any one case $10,000 or more;

          (iii) agreement, contract or commitment to sell or supply products related to the Business ("Goods Contracts") or to perform maintenance, services or similar duties ("Services Contracts") related to the Business involving in any one case $10,000 or more;

          (iv) distribution, dealer, representative, or sales agency agreement, contract, or commitment relating to the Business;

          (v) lease under which Seller is lessor relating to the Acquired Assets or any property at which the Acquired Assets are located;

          (vi) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person relating to its business;

          (vii) agreement, contract, or commitment for any charitable or political contribution;

          (viii) agreement, contract, or commitment limiting or restraining Seller from engaging or competing in any manner or in any business, nor, to the knowledge of Seller is any employee of Seller subject to any such agreement, contract, or commitment; or

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                                                                  EXECUTION COPY

          (ix) material agreement, contract, or commitment relating to its business not made in the ordinary course of business.

          (b) SCHEDULE 5.8.3 contains a true and correct list of all commitments for capital expenditures related to the Business that have been approved or made prior to the date of this Agreement in excess of $10,000 by Seller and that remain outstanding as of the date hereof.

          (c) Each of the Contracts is in full force and effect and there exists no breach or violation of or default under any of such Contracts by Seller or, to Seller's knowledge, any other party to such Contracts or any event which, with notice or the lapse of time, or both, will create a breach or violation thereof or default thereunder by Seller or any other party to such Contracts. Except as set forth on SCHEDULES 5.8.1 AND 5.8.2, each Contract listed therein is fully assignable without the consent of any third party.

          (d) There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract, which would have an adverse effect on the business or condition, financial or otherwise, of the Business, including, without limitation, (i) the business relationship of Seller with any customer, distributor, or related group of customers or distributors, (ii) the requirements of any customer or related group of customers of the Business.

          (e) Seller has not granted any power of attorney affecting or with respect to the Business or the Acquired Assets that remains outstanding.

          5.9  Intellectual Property.    SCHEDULE 5.9 contains a true and
               ----------------------
correct list of all Intellectual Property owned or used by Seller or any affiliate of Seller relating to or used or useful in connection with the Business, containing a brief description of each item of Intellectual Property and the nature of Seller's interest therein. The Acquired Assets include and, upon the purchase of those assets, Purchaser will own or have the uncontested right to use all trademarks and service marks, and confidential or proprietary information necessary for the conduct of the Business as presently conducted.
No claim is pending or, to the knowledge of Seller threatened, and Seller has not received notice that the conduct of the Business (including without limitation, Seller's use of any Intellectual Property) infringes upon or conflicts with any rights claimed therein by any third party, nor is Seller aware of any unasserted claim the assertion of which is probable. No use by Seller of any Intellectual Property licensed to it violates the terms of any agreement pursuant to which it is licensed. No claim is pending, or to the knowledge of Seller threatened, which alleges that any Intellectual Property owned or licensed by Seller for use in the Business or which Seller otherwise has the right to use is invalid or unenforceable by Seller, nor is Seller aware of any such claim that is unasserted, but the assertion of which is probable. With respect to the Business, Seller does not manufacture products which are the subject of patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, trade styles, service marks, or trade

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                                                                  EXECUTION COPY

secrets owned by or licensed from third parties. No royalties or fees are payable by Seller to anyone for use of the Intellectual Property. True, correct, and complete copies of all agreements pursuant to which Seller has any license or right to use any Intellectual Property are attached to SCHEDULE 5.9. To the best of Seller's and Shareholders' knowledge and belief, all such agreements are in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with or without notice or lapse of time or both would constitute defaults under such agreements that would give the non-defaulting party a right to terminate such agreement or a right to receive any payment pursuant to such agreement. With respect to the Business, Seller has not received any notice that any operation or machinery employed by Seller, violates or infringes upon any claims of any United States or foreign patent or patent application owned or held by any third party, nor is Seller aware of any unasserted claim the assertion of which is probable. All Intellectual Property and registrations, applications, and agreements related thereto are fully assignable to Purchaser without the consent of any third party.

          5.10  Insurance.    The tangible Acquired Assets are insured under
                ----------
various policies of general liability and other forms of insurance, which policies are in adequate amounts. Seller has not been refused any insurance with respect to the Business by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five (5) years. There are no outstanding requirements or recommendations by any current insurer or underwriter with respect to the Business or the Acquired Assets which require or recommend changes in the conduct of Business, or require any repairs or other work to be done with respect to any of the Acquired Assets.

          5.11  Environmental Matters.
                ----------------------

          (a) There are no above-ground and underground storage tanks located on any of the property leased by Seller.

          (b) Except as may arise by automatic operation of law, to the best of Seller and Shareholder's knowledge and belief, no lien has arisen on any of the property leased by Seller or any facilities or properties used by the Seller for or in connection with its business under or as a result of any federal, state, or local law, rule, or regulation relating to environmental protection.

          (c) The Seller has not been, and currently is not, a "generator" of "hazardous waste," as those terms are defined by the Resource Conservation and Recovery Act as amended, 42 U.S.C. (S) 6901 et seq. and the regulations
                                            ------
promulgated thereunder ("RCRA"), for the purposes of obtaining an EPA identification number under 40 C.F.R. (S)262.12(a) or complying with the manifest system under Subpart 8 of 40 C.F.R. Part 262, and the Seller has not
(A) been notified that it is potentially liable under or (B) received any requests for information or other correspondence concerning any site or facility under, nor has Seller any reason to believe that the Company is considered potentially liable under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq. and the
                                                          ------
regulations promulgated thereunder ("CERCLA") or any similar state or local law.

          (d) To the best of Seller and Shareholder's knowledge and belief, there has been no disposal, release, burial, or placement of Hazardous Materials on, in, at, or about any of the property leased by Seller or any facilities or properties used by the Seller for or in connection with its business that could subject Purchaser to damages, costs, penalties or expenses, or recovery or remediation requirements under any federal, state or local law, rule or regulation. As used in this Agreement, the term "Hazardous Materials" shall mean any hazardous or toxic substance or waste, asbestos, PCBs, agricultural chemicals, oil, petroleum, and petroleum products and constituents thereof, or any other substances, wastes, or chemicals defined as "hazardous" or "toxic" under RCRA, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1802, or any applicable state or local law.

          5.12  Litigation.     There are no material arbitrations, grievances,
                -----------
actions, suits, or other proceedings pending or to the knowledge of Seller threatened against, or adversely affecting the Business or any of the Acquired Assets purported to be owned or used by Seller, at law or in equity or admiralty, nor to the Seller's knowledge is there any investigation pending or threatened, before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, related to the Business. Seller is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Business or the Acquired Assets purported to be owned or used by Seller.

          5.13  Absence of Changes.    Except as set forth on SCHEDULE 5.13,
                -------------------
since January 1, 1997, there has not been any transaction or occurrence in which Seller has:

          (a) suffered any material adverse change in the business, operations, condition (financial or otherwise), liabilities, assets, or earnings of the Business nor has there been any event which has had or may reasonably be expected to have a material adverse effect on any of the foregoing;

          (b) incurred any obligations or liabilities of any nature other than items incurred in the regular and ordinary course of the Business, consistent with past practice, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the ordinary course of the Business consistent with past practice;

          (c) paid, discharged, or satisfied any claim, lien, encumbrance, obligation, or liability (whether absolute, accrued, contingent, and whether due or to

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                                                                  EXECUTION COPY

become due), other than the payment, discharge, or satisfaction in the ordinary course of the Business consistent with past practice of claims, liens, encumbrances, obligations, or liabilities of the type reflected or reserved against in the Financial Statements or which were incurred since January 1, 1997, in the ordinary course of the Business;

          (d) permitted, allowed, or suffered any of its properties or assets (real, personal or mixed, tangible, or intangible) to be subjected to any mortgage, pledge, lien, encumbrance, restriction, or charge of any kind except as incurred in the ordinary course of business;

          (e) written down or written up the value of any Inventory (including write-downs by reason of shrinkage or markdowns), determined as collectible any Accounts Receivable or any portion thereof which were previously considered uncollectible, or written off as uncollectible any Accounts Receivable or any portion thereof, except for write-downs, write-ups, and write-offs in the ordinary course of the Business consistent with past practice, none of which is material in amount;

          (f) canceled any debts or waived any claims or rights in excess of $3,000.00 individually or $10,000.00 in the aggregate;

          (g) disposed of or permitted to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, copyright, license, or application therefor or disposed of or disclosed to any person not authorized to have such information any trade secret, proprietary information, formula, process, or know-how not previously a matter of public knowledge or existing in the public domain;

          (h) except for the capital expenditure commitments described on
SCHEDULE 5.8.3, made any significant capital expenditure or commitment for additions to property, plant, equipment, intangible, or capital assets or for any other purpose, other than for emergency repairs or replacement;

          (i) incurred any long term indebtedness;

          (j) paid, loaned, distributed, advanced any amounts to, sold, transferred, leased any properties or assets (real, personal or mixed, tangible or intangible) to, purchased, leased, licensed, or otherwise acquired any properties or assets from, or entered into any other agreement or arrangement with (i) any stockholder, officer, employee, or director of Seller, or (ii) any person controlling, controlled by, or under common control with Seller except for routine travel advances to officers and employees of Seller in the ordinary course of business;

          (k) entered into any collective bargaining or labor agreement (oral and legally binding or written), or experienced any organized slowdown, work interruption, strike, or work stoppage;

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                                                                  EXECUTION COPY

          (l) sold, transferred, or otherwise disposed of any of the Acquired Assets except in the ordinary course of business;

          (m) granted or incurred any obligation for any increase in the compensation of any officer or employee of Seller (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except for raises to employees in the ordinary course of business;

          (n) made any material change in any method of accounting or accounting principle, practice, or policy;

          (o) suffered any casualty loss or damage in excess of $10,000 in the aggregate (whether or not insured against);

          (p) made or agreed to make any charitable contributions or incurred or agreed to incur any non-business expenses in excess of $10,000 in the aggregate;

          (q) taken any other action neither in the ordinary course of the Business and consistent with past practice nor provided for in this Agreement; or

          (r) agreed, so as to legally bind Seller whether in writing or otherwise, to take any of the actions set forth in this SECTION 5.13 and not otherwise permitted by this Agreement.

          5.14  Brokers and Finders.  Neither   Seller nor Shareholder nor any
                --------------------
affiliate of either of them, has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by this Agreement.

          5.15  Labor Matters.    Seller has not, within the last three (3)
                -------------
years, experienced or been threatened with any organized slowdown, work interruption, strike, or work stoppage by its employees. Seller is not a party to any collective bargaining agreements. Neither Seller nor any of its officers, directors, or employees has been charged or threatened with the charge of any unfair labor practice within the last two (2) years. Seller is in compliance with all applicable federal, state, local and foreign laws and regulations concerning the employer-employee relationship and with all agreements relating to the employment of Seller's employees, including applicable wage and hour laws, fair employment laws, safety laws, worker compensation statutes, unemployment laws, and social security laws. There are no pending or threatened claims, investigations, charges, citations, hearings, consent decrees, or litigation concerning wages, compensation, bonuses, commissions, awards, or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran's status, marital status, disability, or any other recognized class, status,

                                                                  EXECUTION COPY

or attribute under any federal, state, local or foreign equal employment law prohibiting discrimination; representation petitions of unfair labor practices; grievances or arbitrations pursuant to current or expired collective bargaining agreements; occupational safety and health; workers' compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration or any other claim based on the employment relationship or termination of the employment relationship (collectively, "Labor Claims"). Seller is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any tax, penalty, assessment, or forfeiture for failure to comply with any of the foregoing.

          5.16  Governmental Approval and Consents.    To the best of Seller and
                -----------------------------------
Shareholder's knowledge and belief, Seller has obtained all Permits required for the lawful operation of the Business as presently conducted. SCHEDULE 5.16 contains a true and correct copy of each such Permit.

          5.17  Taxes.
                -----

          (a) Seller has timely filed all federal and foreign income tax returns, and all state, county, and local income, franchise, property, sales, use, unemployment, and other tax returns in each state and jurisdiction where such returns are required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to Seller, and such returns are and will be true and correct in all material respects. Seller has paid all federal, state, county, and local income, franchise, property, sales, use, and all other taxes and assessments (including penalties and interest in respect thereof, if any) that have become or are due with respect to any period ended on or prior to the Closing Date whether shown as due on such returns or not, or is contesting in good faith such taxes and assessments, in which event Seller has disclosed the details of such contests on SCHEDULE 5.17.1.

          (b) SCHEDULE 5.17.2 provides a brief description of all pending federal and state tax disputes in which Seller is alleged to be liable or in which Seller is claiming a refund, including the nature and amount of the controversy, the respective positions of the parties as to any amounts claimed to be due thereunder, and the current status thereof.

          (c) All taxes required to be withheld on or prior to the Closing Date from employees of Seller for income taxes and social security taxes have been properly withheld and, if required on or prior to the Closing Date, have been deposited with the appropriate governmental agency.

          (d) No claim or investigation is pending or threatened by any state, local, or other jurisdiction alleging that Seller has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of any jurisdiction not included in SCHEDULES 5.17.1 or 5.17.2 with respect to any taxes covered by SECTION 5.17(A) nor has Seller received any notice or questionnaire from any such jurisdiction which suggests or

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asserts that Seller may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.

          5.18  Employee Benefit Plans.
                ----------------------

          (a) SCHEDULE 5.18.1 hereto lists every Employee Benefit Plan (as hereinafter defined) of the Seller. True and complete copies of the Employee Benefit Plans listed on SCHEDULE 5.18.1 hereto have heretofore been furnished to Purchaser.

          (b) Except as disclosed in SCHEDULE 5.18.2 hereto, all of the Employee Benefit Plans and any related trusts (to the extent applicable) comply with and have been administered in compliance with (i) the provisions of ERISA (as hereinafter defined), (ii) all provisions of the Code (as hereinafter defined) relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise applicable to secure intended tax consequences, (iii) the written terms of the Employee Benefit Plan, and (iv) all other applicable laws, rules, regulations or ordinances, and the Seller has not received any notice from any Governmental Authority (as hereinafter defined) questioning or challenging such compliance.

          (c) Seller has neither maintained in the past nor currently maintains an Employee Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B or their successors.

          (d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions provided for herein will (i) entitle any current or former employee or director of the Seller to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Seller, (ii) increase or enhance any benefits payable under any Employee Benefit Plan, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

         (e) Neither the Seller nor its ERISA Affiliates have at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). On or after September 26, 1980, neither the Seller nor its ERISA Affiliates have had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

          (f) All liabilities arising out of or related to Employee Benefit Plans of the Seller are reflected on the Financial Statements in accordance with GAAP.

          (g) When used in this SECTION 5.18, the words and phrases set forth below shall have the following meanings:

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          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Employee Benefit Plan" means collectively, each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by the Seller for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. Employee Benefit Plans include (but are not limited to) "employee benefit plans" as defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits to any current or former officer or employee of the Seller, or any dependent or beneficiary thereof, maintained by the Seller or under which the Seller has any obligation or liability, whether or not they are or are intended to be (i) covered or qualified under the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funding or unfunded, (iv) actual or contingent, or (v) generally available to any or all employees (or former employees) of the Seller (or their beneficiaries or dependents), including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

          "ERISA" means Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Code Section 414.

          "ERISA Plan" means any Employee Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, or an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA.

          "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

         5.19 Compliance with Laws.    To the best of Seller and Shareholders'
              ---------------------
knowledge and belief, Seller is now with respect to the Acquired Assets to be transferred

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at the Closing in compliance with all laws, statutes, ordinances, or regulations applicable to the Business and the Acquired Assets. Neither Seller nor any of the Acquired Assets is subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency. Seller possesses all Permits required for the operation of the Business as presently conducted. Seller has not at any time during the last five (5) years
(i) made any unlawful contribution to any political candidate, or failed to disclose fully any contribution in violation of law, or (ii) made any payment to any federal, state or local governmental, regulatory or administrative officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

         5.20 Governmental Approval and Consents.    Except for consents
              -----------------------------------
contemplated by this Agreement, no consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

         5.21 Adequacy of Acquired Assets.    The Acquired Assets include all
              ----------------------------
rights, properties, interests in properties, and assets necessary to permit Purchaser to carry on the Business as presently conducted by Seller.

         5.22 Title to Assets.    Seller has good and marketable title to the
              ----------------
Acquired Assets, free and clear of all liens, claims, charges, encumbrances and security interests of any kind or nature. All security interests and encumbrances of record against the Acquired Assets shall be released, terminated or discharged at the Closing by delivery to the Purchaser at the Closing of executed discharges, UCC termination or partial release statements signed by the secured party.

         5.23 Correctness of Representations.    No representation or warranty
              -------------------------------
of Seller in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto, contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect, which misstatement or omission could reasonably be expected to result in the loss of twenty five thousand dollars ($25,000), and all such statements, representations, warranties, Exhibits, certificates, and Schedules are true and complete in all material respects. True copies of all mortgages, indentures, notes, leases, agreements, plans (except Company Benefit Plans), Contracts, and other instruments listed on the Schedules delivered or furnished to Purchaser pursuant to this Agreement have been delivered to Purchaser.


                                   ARTICLE 6
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

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         Purchaser hereby represents and warrants to Seller as follows:

         6.1  Organization and Qualification.    Purchaser is a limited
              -------------------------------
liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

         6.2  Authority.    Purchaser has full power and authority to enter into
              ----------
this Agreement and each of the other Acquisition Documents to which it is a party and consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the other Acquisition Documents to which Purchaser is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser. This Agreement and each of the other Acquisition Documents to which Purchaser is a party are the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Neither the execution and delivery by Purchaser of this Agreement or any of the other Acquisition Documents to which Purchaser is a party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate Purchaser's Articles of Incorporation or Bylaws, (ii) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets are bound, or (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which its assets or properties are bound.

         6.3  Litigation.    There is no suit, action, proceeding, claim or
              -----------
investigation pending, or, to Purchaser's knowledge, threatened, against Purchaser which would affect the consummation of the transactions contemplated hereby.

         6.4  Correctness of Representations.    No representation or warranty
              -------------------------------
of Purchaser in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished pursuant hereto contains any untrue statement of material fact or omits to state any fact necessary in order to make the statements contained therein not misleading in any material respect, and all such statements, representations, Exhibits, and certificates are true and complete.

         6.5  Brokers and Finders.      Except for any fees payable to The
              --------------------
Breckenridge Group, Inc., Resurgens Plaza, Suite 2100, 945 E. Paces Ferry Road, Atlanta, Georgia 30326, with respect to the transactions provided for herein, which fee shall be paid by Purchaser, neither Purchaser nor any affiliate of Purchaser has incurred any obligation or

                                      -23-
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liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by the Acquisition Documents.

         6.6  Governmental Approval and Consents.    No consent, approval, or
              -----------------------------------
authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 7
                                   COVENANTS

         7.1  Mutual Covenants.    Purchaser, on the one hand, and Seller and
              -----------------
Shareholder, on the other hand, shall each take all actions contemplated by this Agreement, and do all things reasonably necessary to effect the consummation of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Purchaser and Seller and Shareholder shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Articles 5 or 6 of this Agreement in any material respect inaccurate as of the Closing Date. Each party shall promptly notify the other party of any action, suit, or proceeding that shall be instituted or threatened against such party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

         7.2  Conditions Precedent.    Seller shall use its best efforts to
              ---------------------
satisfy the conditions enumerated in Article 8 hereof.

                                   ARTICLE 8
                              POST CLOSING MATTERS

         8.1  Employment of Employees.    Purchaser shall have no obligation to
              ------------------------
employ or to offer employment to any of the employees of Seller. Seller shall be responsible for the payment of all wages, commissions, severance pay, accrued but unpaid wages, vacation pay, sick pay, and holiday pay to the employees of Seller, up to and including the date Seller terminates the employment of such employees. Seller shall be responsible for the payment of any amounts due to its employees pursuant to any benefit plans of Seller as a result of the employment of its employees.

         8.2  Seller's Benefit Plans.    Purchaser shall assume no
              -----------------------
responsibility with regard to any benefit plans of Seller.

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         8.3  Maintenance of Books and Records.
              ---------------------------------

          (a) Seller and Purchaser shall preserve until the sixth anniversary of the Closing Date all Books and Records possessed or to be possessed by such party relating to any of the assets, liabilities or business of Seller prior to the Closing Date. Seller shall give Purchaser written notice of any Books and Records discovered by Seller that were not transferred to Purchaser. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party, its affiliates, officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

          (b) Purchaser shall fully cooperate with Seller in the preparation and filing of all tax filings relating to the period ending prior to the Closing Date. Purchaser also shall make available to Seller such information as may be reasonably required by Seller in connection with audits or otherwise for the proper payment of taxes for which Seller is responsible. Purchaser shall provide within a reasonable time after the receipt of a written request all information contained in its files necessary for the preparation by Seller of a Form W-2 for the calendar year in which the Closing occurs for each Hired Employee.

         8.4  Payments Received.    Seller and Purchaser agree that after the
              ------------------
Effective Time they will hold and will promptly transfer and deliver to the proper recipient thereof, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Effective Time which properly belongs to the other party, including without limitation, any insurance proceeds, and will account to the other for all such receipts. From and after the Effective Time, Purchaser shall have

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the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Acquired Assets transferred to Purchaser hereunder.

         8.5  Covenant to Pay Debts.    Promptly following the Closing Seller
              ----------------------
will pay in full all indebtedness of Seller to third parties (including, without limitation, trade payables, accrued taxes, amounts due to employees, bank indebtedness and all other indebtedness, whether secured or unsecured) owed by Seller on or as of the Closing Date, and to the extent any of the Acquired Assets are security for any such indebtedness, obtain the release of all liens, claims, charges, encumbrances or security interests in such Acquired Assets and deliver evidence (which shall be in form reasonably satisfactory to Purchaser and its counsel) of such release or that the underlying obligations have been paid in full pursuant to SECTION 8.5 to Purchaser at the Closing.

                                   ARTICLE 9
                                INDEMNIFICATION

         9.1  Definitions
              -----------

         For the purposes of this Article:

          (a) "Indemnification Claim" shall mean a claim for indemnification hereunder.

          (b) "Indemnitees" shall mean the Purchaser and its agents, representatives, employees, officers, directors, shareholders, controlling persons and affiliates.

          (c) "Indemnitors" shall mean Seller and Shareholder.

          (d) "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

          (e) "Third Party Claim" shall mean any claim, suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

         9.2  Agreement of Indemnitors to Indemnify
              -------------------------------------

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          Subject to the terms and conditions of this Article, Indemnitors agree to indemnify, defend, and hold harmless Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

          (a) the inaccuracy, untruth, or incompleteness of any material representation or warranty of the Indemnitor contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Indemnitors in connection herewith;

          (b) a breach of or failure to perform any material covenant or agreement of Indemnitors made in this Agreement;

          (c) the failure to comply with the Bulk Sales Act or any comparable law to the extent such act or law is or may be deemed to be applicable to the transactions provided for herein; and

          (d)  any Excluded Liability.

         9.3  Procedures for Indemnification.
              -------------------------------

          (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

          (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in SECTION 9.4 hereof shall be observed by Indemnitee and Indemnitor.

          (c) If the Indemnification Claim involves a matter other than a Third Party Claim, Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof. If an objection is timely interposed by Indemnitor and the dispute is not resolved by Indemnitee and Indemnitor within fifteen (15) days from the date Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in SECTION
10.13 of this Agreement.

          (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee or by an arbitration award or

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by any other final adjudication, Indemnitor shall pay the amount of such
Indemnification Claim within ten (10) days of the date such amount is determined.

         9.4  Third Party Claims  .  The obligations and liabilities of the
              ------------------
parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

          (a) Indemnitee shall give Indemnitor written notice of a Third Party Claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to Indemnitee. The failure of Indemnitee to notify Indemnitor of such claim shall not relieve Indemnitors of any liability that it may have with respect to such claim except to the extent Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by Indemnitor shall be an acknowledgment of the obligation of Indemnitor to indemnify Indemnitee with respect to such claim hereunder. If Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in SECTION 9.3 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

          (b) If, in the reasonable opinion of Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of Indemnitee), Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by Indemnitor, and the costs and expenses of Indemnitee in connection therewith shall be included as part of the indemnification obligations of Indemnitor hereunder. If Indemnitee shall elect to exercise such right, Indemnitors shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

          (c) No settlement of a Third Party Claim involving the asserted liability of Indemnitor under this Article shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $10,000.00 or less where Indemnitor has not responded within five
(5) business days of notice of a proposed

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settlement. If Indemnitor assumes the defense of such a Third Party Claim, (a)
no compromise or settlement thereof may be effected by Indemnitor without Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against Indemnitee (ii) the sole relief provided is monetary damages that are paid in full by Indemnitor and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to Indemnitee of a release, in form and substance satisfactory to Indemnitee, from all liability in respect of such Third Party Claim, and (b) Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

          (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

          (e) Seller and Shareholder shall not have any liability for indemnification pursuant to this Section, unless and until, Third Party Claims exceed $25,000 in the aggregate.

         9.5  Indemnification Exclusive Remedy.    In the absence of fraud,
              ---------------------------------
indemnification pursuant to Article 9 shall be the sole and exclusive remedy of the parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

         9.6  Survival  .  All representations, warranties and agreements
              --------
contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closings notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

         9.7  Time Limitations.    Indemnitor shall have no liability under
              ----------------
clause (a) of SECTION 9.2 with respect to: (a) the breach of any representation or warranty, other than those set forth in SECTIONS 5.1, 5.2, 5.11, 5.17, 5.18, and 5.22 hereof, unless on or before two (2) years after the Closing Date Indemnitor is given notice asserting an Indemnification Claim with respect thereto, and (b) the breach of the representations and warranties of Indemnitor contained in SECTIONS 5.11, 5.17 and 5.18 hereof, unless notice asserting an Indemnification Claim based thereon is given to Indemnitor prior to the expiration of the applicable statute of limitations for the assertion of liability against the

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Purchaser based upon the matters that are the subject of the representations and warranties contained in such Sections. An Indemnification Claim based upon a breach of the representations and warranties set forth in SECTIONS 5.1, 5.2 and
5.22 or based upon the failure of Indemnitor to perform the covenants and agreements to be performed by them hereunder or based upon clause (c) of SECTION
9.2 hereof may be made at any time.

         9.8  Subrogation.    Upon payment in full of any Indemnification Claim,
              -----------
whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, Indemnitor shall be subrogated to the extent of such payment to the rights of Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

         9.9  Purchaser's Right of Set-Off.    Notwithstanding anything to the
              -----------------------------
contrary herein contained, Purchaser shall have the right to set-off against and deduct from the Deferred Payment (a) any amount which any Indemnitor becomes obligated (whether by agreement between one or more of the Indemnitors and the Purchaser or by arbitration award) to pay to Purchaser hereunder, and (b) any other amounts which may be payable by Seller to Purchaser under this Agreement or by virtue of the transactions provided for herein. Purchaser's right of set-off shall be superior to any right of Seller to request or direct payment of any part or all of the Deferred Payment to or for the account of Seller. Prior to exercising the aforementioned right of set-off, Purchaser shall give Seller five
(5) days written notice of its intent to exercise such right.  If within five
(5) days of receiving such notice, Seller objects in writing to Purchaser's exercise of its right of set-off, then Purchaser shall set aside and hold the disputed amount free of any obligation to pay over the disputed amount to or at the direction of Seller, and Purchaser's asserted right of set-off will be submitted to arbitration pursuant to SECTION 10.13 hereof. Notwithstanding anything to the contrary in this Agreement, all amounts set aside and held pending the resolution of arbitration shall remain set aside and held until the final resolution of such arbitration pursuant to SECTION 10.13 hereof. If at the time for payment of the Deferred Payment, an Indemnification Claim has been asserted by Purchaser but the Indemnitors obligation with respect thereto has not been finally determined or agreed upon, Purchaser may withhold payment of such portion of the Deferred Payment as shall be sufficient to pay and reimburse Purchaser for all losses upon which the Indemnification Claim is based and shall not be required to pay such withheld amount over to Seller until five (5) days following the final determination or agreement that the Indemnitors are not obligated to the Indemnitees with respect to such Indemnification Claim or if obligated the Indemnitors have paid and satisfied such Indemnification Claim in full.

                                   ARTICLE 10
                               GENERAL PROVISIONS

         10.1   Fees and Expenses.    Except as otherwise specifically provided
                ------------------
in this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall pay their

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respective legal, accounting and other fees and expenses in connection with the transactions contemplated by this Agreement.

         10.2   Notices.    All notices, request, demands, and other
                --------
communications hereunder shall be in writing and shall be delivered (a) in person or by courier, (b) mailed by first class registered or certified mail, or
(c) delivered by facsimile transmission, as follows:

          (a)  If to Seller:

               Saner Communications, Inc.
               6760 Jimmy Carter Boulevard
               Norcross, Georgia  30071
               Attn:  Mr. Michael J. Saner
               Telephone:  (770) 368-4649
               Telecopier:  (770) 447-5367

              with a copy (which shall not constitute notice) to:

               Mark B. Jones, Esq.
               6760 Jimmy Carter Boulevard
               Suite 130
               Norcross, Georgia  30071
               Telephone:  (770) 368-4649
               Telecopier:  (770) 447-5367


               Michael J. Saner
               6760 Jimmy Carter Boulevard
               Suite 130
               Norcross, Georgia  30071
               Telephone:  (770) 368-4649
               Telecopier:  (770) 447-5367


          (b)  If to Purchaser:

               Satellink Paging LLC
               1325 Northmeadow Parkway
               Suite 120
               Roswell, Georgia  30076
               Attn:  Mr. Jerry W. Mayfield
               Telephone:  (770) 772-9909
               Telecopier:  (770) 664-2650

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              with a copy (which shall not constitute notice) to:

                   Alston & Bird
                   One Atlantic Center
                   1201 West Peachtree Street
                   Atlanta, Georgia  30309
                   Attention:  S.J. Nurkin, Esq.
                   Telephone:  (404) 881-7000
                   Telecopier:  (404) 881-7777

or to such other address as the parties hereto may designate in writing to the other in accordance with this SECTION 10.2. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

         10.3   Assignment; Binding Effect.    Except as provided in this
                ---------------------------
SECTION 10.3, prior to the Closing, this Agreement shall not be assignable by any of the parties hereto without the written consent of the other; provided, however, that Purchaser may assign all of its rights hereunder to any subsidiary of Purchaser, but such assignment shall not relieve Purchaser of its obligations hereunder in the event such assignee shall fail timely to perform any of such obligations From and after any such assignment, the word "Purchaser" shall include assignee.

         10.4 No Benefit to Others.    The representations, warranties,
              --------------------
covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 9 hereof, Indemnitee and its heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         10.5 Headings, Gender, "Person" and "Affiliate".    All section
              ------------------------------------------
headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity, and any reference to an "affiliate," whether or not such term is capitalized, with respect to a person shall mean a person or entity that is controlled by, under common control with or controls such person.

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         10.6   Counterparts.    This Agreement may be executed in two (2) or
                -------------
more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

         10.7   Integration of Agreement.    This Agreement supersedes all prior
                -------------------------
agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

         10.8 Time of Essence.    Time is of the essence in this Agreement.
              ----------------

         10.9 Governing Law.    This Agreement shall be construed under the laws
              --------------
of the State of Georgia.

         10.10  Partial Invalidity.    Whenever possible, each provision hereof
                -------------------
shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         10.11  Investigation.    No inspection, preparation, or compilation of
                -------------
information or Schedules, or audit of the inventories, properties, financial condition, or other matters relating to Seller conducted by or on behalf of Purchaser pursuant to this Agreement shall in any way limit, affect, or impair the ability of Purchaser to rely upon the representations, warranties, covenants, and agreements of Seller set forth herein. Any disclosure made on one Schedule shall not be deemed made on any other Schedule, unless appropriate cross-referencing is made. The covenants and representations and warranties of Seller and Purchaser shall survive the Closing and the execution and delivery of all instruments of conveyance for the periods set forth in SECTION 9.7.

         10.12  Public Announcements.    Seller and Purchaser will consult with
                ---------------------
each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any

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portion thereof if the other party reasonably objects thereto, unless the same may be required by applicable law.

         10.13  Arbitration.    The parties agree that any dispute between or
                -----------
among them arising out of or based upon this Agreement, the remaining Acquisition Documents or the consummation of the transactions provided for herein shall be submitted to and resolved by arbitration in Atlanta, Georgia in accordance with the rules and procedures of the American Arbitration Association, and the decision of the arbiter(s) in such dispute shall be final and binding on the parties to such arbitration proceeding. Except as the arbiter(s) may otherwise award or assess the expenses of any such proceeding, each party shall bear its own costs and expenses, including the expense of its counsel, in any such arbitration proceeding.

                         [SIGNATURES ON FOLLOWING PAGE

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         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

                              PURCHASER:

              (SEAL)          SATELLINK PAGING LLC

                              By: /s/ Jerry W. Mayfield
                                  -----------------------------
                              Title: President
                                  -----------------------------

                              SELLER:
              (SEAL)
                              SANER COMMUNICATIONS, INC.


                              By: /s/ Michael J. Saner
                                  -----------------------------
                              Title: President
                                  -----------------------------

                              SHAREHOLDER:

                              /s/ Michael J. Saner
                              ---------------------------------
                              Michael J. Saner

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